Filed pursuant to Rule 424(b)(3)
File No. 333-153862

Grant Park Fund September 2009 Update
October 16, 2009

Supplement dated October 16, 2009 to Prospectus dated March 25, 2009
Class	September ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	1.2%	-7.3%	$76.7M	$1,455.5
B	1.1%	-7.8%	$727.3M	$1,252.5
Legacy 1	1.2%	-1.7%	$3.2M	$983.0
Legacy 2	1.2%	-1.8%	$2.5M	$981.9
GAM 1	1.2%	-0.5%	$3.3M	$994.7
GAM 2	1.1%	-0.7%	$3.7M	$992.5
GAM 3	1.0%	-1.8%	$19.6M	$982.2
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES
Grant Park’s Legacy and GAM portfolios began trading on April 1, 2009.

Sector Commentary

Agriculturals/Softs:   Wheat and soybean prices declined throughout September as speculators forecasted a record-breaking crop harvest for 2009.  In the corn markets, cold weather fostered supply concerns, driving corn prices higher.

Currencies:  The British pound weakened against major currencies last month as the Bank of England released comments stating that further quantitative easing may be in the near future.  In the U.S., renewed risk appetite among investors led to declines in the U.S. dollar against major counterparts.

Energies:  After a recent strong downtrend, the natural gas markets reversed sharply higher last month.  Weaker-than-expected inventory data and cold weather in the U.S. were the main drivers behind moves.  Crude oil markets declined as ongoing uncertainty regarding the global economy supported weak demand forecasts.

Equities:   Equity markets rallied as a result of an improved outlook for the global economy.   Signs of improving liquidity in the financial markets and stronger economic indicators were the main drivers behind moves.  In Asia, Japanese equity markets fell as strength in the yen put pressure on demand for Japanese exports.

Fixed Income:  U.S. fixed-income markets rallied last month as speculators believed interest rates would remain unchanged in the near future.  European debt instruments declined as strong gains in the European equity markets prompted liquidations.

Metals:  Gold prices moved higher last month as investors attempted to hedge inflation caused by weakness in the U.S. dollar.  Base metals predominantly declined as a result of forecasts of ongoing weak demand in the industrial sector.

Sincerely,

David Kavanagh
President

Enclosures

Daily fund performance is available on our website at www.grantparkfunds.com along with weekly commentary.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.

Account Statement (Prepared from books without audit) For the month ended September 30, 2009

STATEMENT OF INCOME
Trading Income (Loss)	Month to Date Total	Year to Date Total
Realized Trading Income (Loss)	$21,311,206	$-34,302,991
Change In Unrealized Income (Loss)	-5,517,601	18,376,433
Brokerage Commission	-381,613	-2,129,780
Exchange, Clearing Fee and NFA Charges	-42,559	-1,275,424
Other Trading Costs	-612,214	-5,629,452
Change in Accrued Commission	-24,433	-158,114
Net Trading Income (Loss)	14,732,786	-25,119,328

Other Income	Month to Date Total	Year to Date Total
Interest, U.S. Obligations	$238,156	$2,990,315
Interest, Other	220,324	3,127,479
U.S. Government Securities Gain (Loss)	-56,702	-521,495
Total Income (Loss)	15,134,564	-19,523,029

Expenses	Month to Date Total	Year to Date Total
Management Fee	$0	$0
Incentive Fee	951,865	4,341,964
Operating Expenses	176,804	1,532,129
Organization and Offering Expenses	199,179	2,242,317
Brokerage Expenses	4,474,152	39,162,166
Total Expenses	5,802,000	47,278,576

Net Income (Loss)	$9,332,564	$-66,801,605

Statement of Changes in Net Asset Value	Month to Date Total	Year to Date Total
Beginning Balance	$825,927,435	$643,595,209
Additions	6,983,386	300,499,988
Net Income (Loss)	9,332,564	-66,801,605
Redemptions	-5,919,499	-40,969,706
Balance at SEPTEMBER 30, 2009	$836,323,886	$836,323,886

PERFORMANCE SUMMARY BY CLASS
Class	Net Asset Value per Unit	Units	Net Asset Value	ROR - Month to Date	ROR – Year to Date
A	$1,455.518	52,664.03912	$76,653,455	1.17%	-7.30%
B	$1,252.455	580,716.12957	$727,320,697	1.12%	-7.80%
Legacy 1	$982.954	3,301.28476	$3,245,010	1.21%	-1.70%
Legacy 2	$981.949	2,594.39515	$2,547,564	1.21%	-1.81%
GAM 1	$994.735	3,308.19349	$3,290,777	1.18%	-0.53%
GAM 2	$992.539	3,686.14167	$3,658,638	1.10%	-0.75%
GAM 3	$982.216	19,962.76031	$19,607,744	0.96%	-1.78%
Grant Park’s Legacy and GAM portfolios began trading on April 1, 2009.

To the best of my knowledge and belief the information contained herein is accurate and complete.

__________________________________________________________
David Kavanagh, President
For Dearborn Capital Management, LLC
General Partner of Grant Park Futures Fund, Limited Partnership